Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made effective as of October 1, 2015 (the “Effective Date”), by and between John Golliher (“Consultant”) and Sally Beauty Holdings, Inc., a Delaware corporation (“SBH”) (collectively, the “Parties”).  Consultant and SBH agree as follows:

1.                                      Services.

i.                                          Consultant will provide professional services and advice, and work on assorted projects and other tasks as shall be directed by SBH, including but expressly not limited to:  (a) executive coaching for the President of Beauty Systems Group LLC (“BSG”) and the Managing Director of Sally Salon Services Limited; (b) proposed and potential acquisitions by BSG; and (c) additional assignments requested by SBH and accepted by Consultant (collectively, the “Services”).  Services can also consist of, but not be limited to, consulting on, and the recollection of facts and opinions related to services Golliher performed as an employee and/or officer of SBH or an SBH Affiliate(1), review of recollection on related matters, and consulting, testifying, etc. on present and future matters in dispute or litigation.  In matters involving the recollection of past events, Consultant shall make every good faith effort to be factual and accurate, and in all circumstances Consultant must remain truthful.  Although it is the intention that most of the Services shall involve the preceding areas, there may be occasions where SBH shall require Consultant to engage in other, related tasks, and Consultant similarly agrees to engage in these tasks.

ii.                                       Consultant understands and acknowledges that the needs of the business related to the provision of Services (including timing and duration) can be erratic and unpredictable.  Consultant shall remain available to provide such Services as may be required by SBH and it is incumbent upon Consultant to be prepared to provide Services as SBH will deem necessary, in its sole discretion.  The prior sentence notwithstanding, SBH shall reasonably attempt to accommodate any scheduling conflict Consultant may have, however, only to an extent that SBH deems reasonably possible, in its sole discretion.  Except in extraordinary SBH circumstances, Consultant shall be provided at least three days’ notice of any direction to appear.  All Services shall be performed solely by Consultant himself.

iii.                                    SBH and Consultant agree and expect that the total hours worked by Consultant pursuant to this Paragraph 1 shall be more than 20% of the average level of services performed by him as an employee of SBH or any SBH Affiliate over the 36-month period immediately preceding the Effective Date, and therefore Consultant shall not be considered to have separated from service with SBH for purposes of Section 409A of the Internal Revenue Code of 1986, in accordance with Treas. Reg. §1.409A-l(h)(1)(ii).

(1)  “SBH Affiliate” for purposes of this agreement shall mean any division, affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its predecessor or successor) as the ultimate parent company.  The list of SBH Affiliates currently includes, but is not limited to:   Sally Beauty Supply LLC, Beauty Systems Group LLC, Armstrong-McCall L.P. and Loxa Beauty LLC.

2.                                      Term of Agreement.  The Term of this Agreement, and the time period during which Consultant will provide the Services, is defined as October 1, 2015 to September 30, 2017 (the “Term”).

3.                                      Fees, Billing. In consideration of the Services provided by Consultant, during the Term, SBH shall pay Consultant for Services at the rate of Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($20,833.33) per month (which equates to $250,000 per year).  Payments for work performed pursuant to this Agreement shall be paid to Consultant within 30 days of Consultant submitting sufficient, accurate invoices to Chris Brickman, President of Sally Beauty Holdings, Inc.  The Parties may agree to have the payments directed electronically to the account of Consultant’s choice.  Direct, out-of-pocket expenses reasonably and necessarily incurred in performing Consultant’s obligations will be invoiced at cost and consistent with SBH guidelines.  Invoices will be addressed as follows: Chris Brickman, CEO and President, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, and sent by either mail or e-mail (sbhbman@sallybeauty.com).  Consultant agrees to complete and execute a Form W-9 or such other tax forms as are reasonably required by SBH. SBH will issue Consultant a Form 1099 for amounts paid, and Consultant will be responsible for payment of all applicable taxes in compliance with state and federal requirements.  Each monthly payment to Consultant for Services under this Paragraph 2 shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

4.                                      Termination of Agreement.

i.                                          Unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate at 11:59 p.m. on September 30, 2017 (the “Expiration Date”).  Upon the Expiration Date, this Agreement shall terminate without any liability to or upon SBH other than to pay appropriate outstanding fees for services rendered prior to the Expiration Date.

ii.                                       SBH may terminate this Agreement prior to that date without any liability to or upon SBH other than to pay appropriate outstanding fees for services rendered prior to the date of termination if Consultant engages in behavior or conduct constituting “Cause” is defined, for purposes of this Agreement, as: (i) Consultant’s theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property of SBH or its employees or business relations; (ii) any act or acts of moral turpitude by Consultant which negatively affects the interest, property, operations, business or reputation of SBH or SBH affiliates; (iii) Consultant’s violation of a federal, state or local law or regulation which negatively affects the interest, property, operations, business or reputation of SBH or any SBH affiliate; (iv) gross negligence or willful misconduct in the performance of Consultant’s services or duties; (v) Consultant’s failure to reasonably perform any of Consultant’s services or duties as requested; and/or (vi) Consultant’s breach of this Agreement.

iii.                                    This Agreement shall terminate without any liability to or upon the Company other than to pay appropriate outstanding fees for services rendered prior to the date of termination on the death or “Disability” of Consultant.  For purposes of this Agreement, “Disability” shall be defined as Consultant’s inability, as determined by SBH’s CEO or President or designee in his/her reasonable discretion, in consultation with such health care professionals as he/she deems necessary, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out Employee’s duties and obligations under this Agreement for 90 consecutive days or shorter periods aggregating 90 days (whether or not consecutive) during any 12 month period.

iv.                                   Paragraphs 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18 and 19 shall survive the termination or expiration of this Agreement.

5.                                      Devotion of Time. Consultant shall devote such time as is necessary for a satisfactory performance of Consultant’s duties and full and complete provision of Services, as limited in this Agreement.

6.                                      Title to Information. To the fullest extent allowed by applicable law, all information or materials Consultant prepares or works on for SBH or an SBH Affiliate pursuant to this Agreement shall belong to and be the exclusive property of SBH or that SBH Affiliate, free and clear from all claims of any nature relating to contributions and other efforts of Consultant and/or any agents or assistants to Consultant, including the right to copyright and/or patent the work in the name of SBH or the SBH Affiliate as author and proprietor and/or applicant and/or inventor thereof and any termination rights thereto (“SBH Work”). SBH Work includes work done with the use of information, materials, or facilities of SBH or an SBH Affiliate under this Agreement and to any extensions or renewals of this Agreement.

7.                                      Work for Hire. To the fullest extent allowed by applicable law, Consultant and SBH acknowledge that any and all SBH Work that Consultant prepares, completes or works on is being created under the direction and control of SBH or the relevant SBH Affiliate, and agree that any and all SBH Work: (i) shall be deemed a work made for hire by an independent contractor under the United States Copyright Laws (17 U.S.C. Section 101 et seq., and any amendments), and/or a design or other patent belonging to SBH as the party commissioning the design effort under the United States Patent Laws and any amendments; and, (ii) by virtue of this Agreement, is the sole property of SBH or the relevant SBH Affiliate, free and clear from all claims of any nature relating to contributions and other efforts of Consultant and/or any agents or assistants to Consultant, including the right to copyright and/or patent the work in the name of SBH as author and proprietor and/or applicant and/or inventor thereof and any termination rights thereto. Consultant understands and agrees that SBH or the relevant SBH Affiliate: (i) owns all right, title, and interest in any and all SBH Work; and, (b) has the right to register all copyrights or patents therein in its own name, as author or applicant and/or inventor, in the United States of America and in all foreign countries.

8.                                      Assignment. If any SBH Work may not, by operation of law, be works made for hire, Consultant hereby assigns to SBH or the relevant SBH Affiliate all rights in SBH Work. Consultant shall execute such other documents, and provide such assistance as SBH may reasonably request to give full effect to the provisions of this paragraph and this Agreement.

9.                                      SBH Confidential Information.

i.                                          Consultant agrees that Consultant will receive and have access to materials and information regarding Company’s technologies, know-how, products, services and sales that are proprietary and confidential to Company, and that would give Consultant an unfair competitive advantage in competing with the Company if Consultant’s activities are not restricted as provided for in this Agreement.  Consultant recognizes that these materials and information are an important and valuable asset to SBH and that SBH has a legitimate interest in protecting the confidential and proprietary nature of these materials and information.

ii.                                       SBH will provide Consultant with one or more of the following: (a) access to a portion of SBH’s Confidential Information (through a computer password or other means); (b) authorization to communicate with customers and prospective customers, and reimbursement of customer development expenses in accordance with SBH policy limits, to help Consultant develop goodwill for Company; (c) authorization to communicate with manufacturers/vendors and prospective manufacturers/vendors, and reimbursement of manufacturer/vendor development expenses in accordance with SBH policy limits, to help Consultant develop relationships and/or goodwill for Company; and/or (d) authorization to participate in specialized training related to SBH’s business and customers.  Consultant understands that SBH will provide Consultant with one or more of these items in reliance upon Consultant’s promise to abide by all of the restrictions in this Agreement and that the restrictions are necessary to prevent unfair competition.

iii.                                    Consultant agrees that the information, observations and data obtained by Consultant during the course of Consultant’s providing Services for SBH and any relevant SBH Affiliate are the sole property of SBH or the relevant SBH Affiliate.  Consultant, on behalf of himself and any parents, subsidiaries, affiliates, employees, shareholders and officers and directors (the “Consultant Group”) agrees Consultant and Consultant Group shall not, directly or indirectly, from the date of this Agreement and thereafter, without the express written consent of SBH’s President, disclose to any person or legal entity (collectively, “Entity”) or use for Consultant’s or Consultant Group’s own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of Consultant or any member of Consultant Group’s acts or inaction or the wrongful act of any third party.  The Parties agree that Confidential Information and all elements of it are important, material, confidential and gravely affect the successful conduct of SBH and any relevant SBH Affiliate.

(2)    “Confidential Information” for purposes of this Agreement shall mean any and all information, relating to SBH or any relevant SBH Affiliate that is generally not disclosed outside of SBH or the relevant SBH Affiliate, and shall include but not be limited to:  SBH’s or any relevant SBH Affiliate’s business plans; strategic plans; projections; future product or market developments; marketing activities, plans, promotions, operations, research and development; financial information; information regarding suppliers and costs of products and other supplies; financing programs; information regarding personnel; information regarding operations, overhead and distribution; present or future plans related to real estate and leaseholds (including site selection); contracts with other parties; computer and communication systems, software operating systems and source codes; lawsuits, legal documents, legal strategies and the like.

iv.                                   Consultant affirms that, after the end of the provision of Services, Consultant will deliver to SBH all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of SBH and any relevant SBH Affiliate, whether or not including SBH Work, and/or which contain Confidential Information, which Consultant then possesses or has custody or control of.

v.                                      Nothing in this Agreement is to be construed to preclude Consultant or any individual from communicating with or reporting issues to the Security and Exchange Commission or other government agencies.

10.                               Unfair Competition.

i.                                          Consultant acknowledges that this agreement with SBH will expose Consultant to Confidential Information about SBH’s business that gives Consultant unique and valuable insights that Consultant would not otherwise have about SBH’s line of business and how it operates.  Consultant further recognizes that by virtue of this agreement, and the Confidential Information (including trade secrets) provided to Consultant, Consultant will gain and/or strengthen relationships with the accounts, customers and clients of SBH, and because of such relationships and the Confidential Information, Consultant would have an unfair competitive advantage if engaged in certain post-employment/post-consulting activities (such as those restricted below) Consultant agrees that activities in violation of the restrictions provided for below would cause SBH great loss, damage, and immediate irreparable harm.  Therefore, the restrictions provided for below are reasonable and necessary for the protection of legitimate business interests of the Company.

ii.                                       In order to protect the substantial and important Confidential Information to which Consultant acknowledges Consultant shall have access during the course of this Agreement, Consultant hereby, on behalf of himself and the Consultant Group agrees they will remain loyal to SBH and shall not, during and for a period of two years after the termination of this Agreement, directly or indirectly, engage in “Unfair Competition.”  It shall be considered “Unfair Competition” to:

a.   be employed in, participate in, provide, supervise, or manage (as an employee, consultant, contractor, officer, owner, director, or otherwise) any activities or services for an entity that competes with SBH or any SBH Affiliate where the position or activity would (a) involve services that are the same as or similar in function or purpose to those Consultant Group performed, supervised, or managed for SBH or any SBH Affiliate (including but expressly not limited to chemical category positioning of new technology and growth and the like) in the last two years of Consultant’s employment with SBH and during two (2) year period preceding the termination of the Agreement or (b) would be likely to involve the use of Confidential Information.

b.  either directly or indirectly, solicit for employment or otherwise interfere with the relationship of SBH or any SBH Affiliate with any natural person who is then-currently employed by or otherwise engaged to perform services for SBH or any SBH Affiliate within the Territory (for purposes of this Agreement, “Territory” is defined as anywhere SBH does business); or,

c.  interfere with the business relationship between SBH or any SBH Affiliate and one of its customers operating within the Territory or suppliers operating within the Territory, by soliciting, inducing, or otherwise encouraging a customer operating within the Territory or supplier operating within the Territory of SBH or the SBH Affiliate to reduce or stop doing business with SBH or any SBH Affiliate or to instead do business with a competitor of SBH, or engaging any such SBH or SBH Affiliate customer or supplier to do business with or on Consultant’s (or the member of Consultant’s Group’s) behalf; or,

d.  disparage the business or interests of SBH or any SBH Affiliate (provided however, it shall not be deemed “disparagement” for Consultant to comply with its obligations in any written agreement with SBH or any SBH Affiliate); or,

e.  supervise any of the foregoing activities.

iii.                                    During the Term of this Agreement, Consultant will give SBH written notice of any offer that a member of Consultant’s Group receives from a competing business before accepting it. Consultant and Consultant’s Group will also provide SBH at least thirty (30) days’ notice before performing any services for a competing business (such as a business engaged in distribution, retail, wholesale or internet sale of beauty products) doing business within the Territory and meet with an SBH representative to discuss the nature of his new position if SBH requests such a meeting to help avoid unnecessary disputes.  The Parties understand that SBH is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either Party.

iv.                                   During the Term of this Agreement, SBH may notify any future or prospective third party client of Consultant of the existence of this Agreement.  Consultant stipulates that the harm caused by a violation of this Agreement would be irreparable, cannot be readily and fully remedied through monetary damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs. Consultant understands and agrees that if it or another member of Consultant’s Group is found to have violated one of the restrictions on conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.

11.                               General Relationship. The Parties agree that Consultant is an independent contractor, whose professional services have been retained because SBH desires to accomplish certain goals. The means and method to accomplish SBH’s and any relevant SBH Affiliates’ goals in the area of Consultant’s expertise are left to the professional judgment and discretion of Consultant. Consultant alone shall be responsible for the performance of the professional services contracted for under this Agreement.

12.                               Consultant Responsible/Limitation of Authority. Nothing in Consultant’s reporting function, and nothing in this Agreement, is meant by the Parties to change Consultant’s independent contractor status. Consultant is responsible for, and shall indemnify SBH against, all obligations governing Consultant related to any federal or state unemployment or insurance laws, worker’s compensation laws, and payment of payroll and/or income taxes which are ordinarily paid by an independent contractor. Consultant shall not have general authority to assume or create any obligation, express or implied, on behalf of SBH or any SBH Affiliate, and Consultant shall have no authority to represent SBH or any SBH Affiliate as an agent, employee, or a party of any other capacity other than an independent contractor. Consultant shall comply with all applicable laws, rules, regulations and ordinances in the performance of this Agreement.

13.                               Savings Clause. Consultant understands that SBH will be irreparably harmed if the provisions of this Agreement are not strictly adhered to and agrees that SBH may apply to any court of competent jurisdiction to enjoin any violation of this Agreement.

14.                               Notices. All notices pertaining to this Agreement shall be in writing and transmitted by personal hand delivery, posting in the United States mail, registered, return receipt requested, or by express delivery service, or e-mail, and shall be effective upon receipt.  All notices to SBH shall be sent to:  President, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, with a mandatory copy to General Counsel, Sally Beauty Holdings, Inc. (same address).  All notices to Consultant shall be sent to:  800 Carriage Court, Southlake, Texas 76092.  Either Party may change its notice address by written notice to the other.

15.                               Prevailing Law and Attorney’s Fees. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas in the same manner as agreements executed and fully performed in the State of Texas.  Any litigation arising out of this Agreement may be brought in an appropriate state and/or federal court serving Denton County, Texas.  In the event of litigation arising between the Parties, the ultimate prevailing party in such litigation shall be entitled to an award of reasonable attorney’s fees and other reasonable costs incurred by the prevailing party.

16.                               Severability. If any part of the Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, or otherwise unenforceable, the Parties intend the remaining provisions to remain in full force and effect. If, in the opinion of any court of competent jurisdiction any covenants are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants so amended. Provided however, that: (i) as a result of such provisions in this Agreement being declared illegal or unenforceable or their being substantially modified; or, (ii) if Consultant claims, through a lawsuit or otherwise that provisions of this Agreement are illegal, unenforceable or subject to substantial modification; and as a result of such declaration, or if in the event of such claim of Consultant being enforced, SBH loses the benefit of its bargain (such as, without limitation, the ability to procure Services, any limitation in SBH’s right to restrict Unfair Competition, any rights to SBH Work or a compromise of SBH’s rights of confidentiality), SBH shall have no further obligation under this Agreement, the Agreement shall at the option of SBH be declared void, and Consultant shall return any compensation paid for Services performed.

17.                               Miscellaneous. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and other than this Agreement, there are no agreements or understandings with respect to the subject matter thereof.  No representations were made or relied upon by either Party, other than those that are expressly set forth herein and the agreements specifically referenced in this Paragraph.  Nothing contained in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers.  No agent, employee or other representative of either Party is empowered to alter any term of this Agreement unless done in writing and signed by an authorized executive officer of SBH on the one hand, and an officer of Consultant on the other. The right of either Party to require strict performance by the other Party shall not be affected by any previous waiver, forbearance or course of dealing.  Paragraph headings in bold print are for reference only for the convenience of the Parties, and shall not be used to interpret, limit or change the terms of this Agreement.

18.                               Heirs, Successors, Assigns, Trustees.  This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and assigns and trustees; provided however that in the event of death or inability to properly continue providing Services of Consultant, any right to receive further Payments shall terminate.

19.                               Internal Revenue Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

In witness whereof, the Parties have executed this Agreement effective as of the Effective Date.

CONSULTANT: JOHN GOLLIHER	SBH: SALLY BEAUTY HOLDINGS, INC.:

/s/ John Golliher	by:	/s/ Christian Brickman
Christian Brickman
President and Chief Executive Officer